Exhibit 10.03

Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential.

Memorandum of Understanding

This Memorandum of Understanding (“MOU”) is made and entered into as of __10/28__, 2022 (“Effective Date”) by and between CapsoVision, Inc. (“CAPSO”), a Delaware corporation with its principal office located at 18805 Cox Avenue, Suite 250, Saratoga, CA 95070 USA, and Largan Precision Co., Ltd. (“Largan”), a Taiwanese corporation with its principal office at No.11 Jingke Rd., Nantun Dist., Taichung City 40852, Taiwan.

WHEREAS, CAPSO and Largan are parties to the Memorandum of Understanding dated as of May 14, 2008, as amended January 1, 2010 (the “Prior MOU”).

WHEREAS, CAPSO and Largan desire to continue to explore the bio-medical market; and

WHEREAS, CAPSO has been engaged in developing new generation capsule imaging devices (the “Products”) for use in the gastrointestinal tract, and Largan desires to participate in the development program for the Products by manufacturing a new lens designed for the Products and certain other components, and providing certain services in connection with the Products, to the extent permitted under applicable laws;

Both parties hereto have set forth their mutual understanding and agreement with respect to the cooperation as followings.

1.

Both parties understand and agree that CAPSO shall be responsible for design and development of the Products and the components thereof, either by itself or by coordinating with other third parties. Largan will use its technology or know-how in relation to the manufacture process and will design and develop the mold and produce the Products. Any molds and their associated designs and any manufacture process technology used or developed by Largan in performance of this MOU shall remain the exclusive property and intellectual property rights of Largan, which shall not be deemed to be transferred from Largan to CAPSO by this MOU.

2.	Both parties agree that, with respect to intellectual property:

“CAPSO Background Technology” shall mean: (a) CAPSO’s technology developed prior to or outside of this MOU that is owned by CAPSO including any subsequent modification or improvement thereof at any time; and/or (b) third party technology that is licensed by CAPSO including any subsequent modification or improvement thereof at any time; and in each case used by CAPSO in the performance of this MOU. As between the parties, CAPSO shall retain all right title and interest in and to the CAPSO Background Technology including without limitation all intellectual property rights thereto. Nothing in this MOU will be deemed to transfer from CAPSO to Largan any rights in any CAPSO Background Technology.

“Largan Background Technology” shall mean: (a) Largan’s technology developed prior to or outside of this MOU that is owned by Largan including any subsequent modification or improvement thereof at any time; and/or (b) third party technology that is licensed by Largan including any subsequent modification or improvement thereof at any time; and in each case used by Largan in the performance of this MOU. As between the parties, Largan shall retain all right title and interest in and to the Largan Background Technology including without limitation all intellectual property rights thereto. Nothing in this MOU will be deemed to transfer from Largan to CAPSO any rights in any Largan Background Technology.

“Foreground Technology” shall mean technology that is prepared, conceived or reduced to practice and any subsequent modification or improvement thereof by either party in the performance of this MOU. Nothing in this MOU will be deemed to transfer from either party to the other any rights in any Foreground Technology

“Design Improvements” means any modification or improvements of the design for the Products prepared, conceived or reduced to practice by Largan and embodied in the Products, excluding the detailed design of lens flanges and baffles within the lens barrel outside of the clear aperture, where the lens barrel is the structure containing all lenses between the optical axis fold prism and the image plane. For avoidance of doubt, nothing in this MOU will be deemed to transfer any rights in the molds designed by Largan and/or in any Largan manufacturing process technology or know-how that is not embodied in the Products. As between the parties, other than the aforementioned rights, CAPSO shall retain all right title and interest in and to the Design Improvements including without limitation all intellectual property rights thereto. Largan shall assist CAPSO, at CAPSO’s expense, in every proper way to secure CAPSO’s rights in the Design Improvements and any intellectual property rights relating thereto.

3.

CAPSO agrees to grant Largan including its wholly-owned subsidiaries and Largan Medical Co., Ltd. so long as it is controlled by Largan during the term of this MOU a non-transferable, non-sublicensable, world-wide exclusive license to manufacture (hereinafter, the “Manufacture Right”) the optical component parts and optical assembly of the Products and to perform assembly and packaging to the extent permitted under the applicable laws and as mutually agreed by CAPSO and Largan. Notwithstanding the foregoing, if CAPSO pays Largan a one-time payment, CAPSO may manufacture, grant the Manufacture Right to third party(ies), or allow third party(ies) to jointly manufacture the Products after CAPSO makes such payment. The amount of this one-time payment is dependent on progress in the development process of the Products as below:

Timeframe	One-time Payment Amount
After Delivery of Capsules Lens Assembly Prototypes	[***]
After Delivery of Prototype Capsules	[***]
After FDA Approval	[***]

4.	For the avoidance of doubt, the services to be provided by Largan with respect to the Products shall include the following items:

Molding of capsule housing, prism, prism cover, optical lens elements, lens barrel, CPC, reflector, and capsule holder.

Assembly, testing and packaging to the extent permitted under the applicable laws of the semi-finished Products to CAPSO so that CAPSO can perform on its own or contract with one or more third parties regarding medical device assembly, testing and/or packaging requirements.

Both parties agree that the service fee for the foregoing services (including manufacture and assembly services) to be provided by Largan as follows:

Price per Unit: [***]

Upon execution of the MOU, CAPSO will pay [***] to Largan for the NRE cost of the Products development.

5.

To facilitate the assembly work of Products to be performed by Largan, CAPSO agrees that, except for the components listed in Section 4, CAPSO shall deliver all the necessary and sufficient spare components of the Products to Largan free of charge, including but not limited to electronic components (such as ASIC board, Flex, LED ring, image sensor board and batteries). CAPSO also agrees to allow Largan the opportunity to provide input into the package design related to the Products. Further, Largan agrees to allow CAPSO the opportunity to provide input on improving product process and product yield.

6.

The NON-DISCLOSURE AGREEMENT dated November 6, 2006 entered into among both parties and Largan Optronic Co., Ltd. shall apply to all the technology, know-how, data and other confidential information exchanged between both parties.

7.

Neither party may assign or otherwise transfer, either by agreement or by operation of law, this MOU nor any right or obligation under this MOU, in whole or in part, without the other party’s prior written consent which consent shall not be unreasonably withheld and shall not be required if CAPSO is acquired and such acquiring party assumes the obligations of CAPSO hereunder. CAPSO shall cause any acquiring third party to agree to be bound by this MOU.

8.	This MOU will be effective as of the day first above written and may be terminated as provided in this Section 8. CAPSO may terminate this MOU immediately upon notice if (i) Largan, its subsidiary or affiliate (including Largan Medical Co., Ltd.) develops and markets a directly competing product, which however does not prevent Largan from manufacturing a competing product (e.g. a capsule endoscope) for a third party, or (ii) Largan breaches or is unable to perform its obligations hereunder. Largan may terminate this MOU in the event CAPSO breaches the obligations hereunder which is not cured within 45 days from the date of notice by Largan of such breach, or is unable to pay or delays in payment for over 45 days from the date such amount is due. The following sections will survive termination of this MOU: Section 1 regarding Largan exclusive property and intellectual property rights; Section 2 regarding Intellectual Property; Section 6 regarding Confidentiality; Section 8 regarding Term, Termination and Survival; and Section 9.

9.

This MOU shall be governed solely by the laws of California, excluding it conflict of laws principles. Each party agrees that any violation or threatened violation of this MOU may cause irreparable injury to the other party, entitling the other party to seek injunctive relief in addition to all legal remedies.

10.

This MOU constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter existing between the parties is expressly canceled.

IN WITNESS WHEREOF, the undersigned warrant and represent that they have the authority to enter into this MOU on behalf of the entity listed above their name.

CapsoVision, Inc.		Largan Precision Co., Ltd.

By:	/s/ Johnny Wang	By:	/s/Adam Lin

Name:	Johnny Wang	Name:	Adam Lin

Title:	President & CTO	Title:	CEO

Date:	10/28/22	Date:	11/4/22

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